AURELIO COMPLETES SALE OF FOUR NEVADA GOLD / SILVER PROJECTS

LAKEWOOD, COLORADO September 21, 2009 News Release #09-12

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) announces that the Company has completed the previously-announced agreement with JKR Gold Resources, Inc. ("JKR Gold") concerning the sale of four of the Company's gold / silver projects in Nevada.

Details of the Transaction

The transaction provides JKR Gold with the exclusive option to acquire 100% of the Indian Creek, Robinson Creek, Crescent Valley North (CVN) and Safford Canyon projects (totaling 395 unpatented mining claims) in exchange for:

(1) Paying Aurelio $100,000 cash at closing (paid), and an additional $100,000 on or before August 31, 2010 (JKR Gold has also reimbursed Aurelio an additional $16,657 for certain BLM and county filing / assessment fees paid by Aurelio prior to closing for certain claims on each of the projects);

(2) Issue to Aurelio 600,000 common shares of JKR Gold (received);

(3) Complete $1,500,000 of exploration work on the projects prior to August 31, 2012; and,

(4) JKR Gold will assume all BLM and county land maintenance costs, as well as the underlying lease payments for each of the projects.

Upon satisfactory completion of the work commitment and receipt of the final cash payment, Aurelio will transfer title to the four projects to JKR Gold, and retain a 1% NSR production royalty on each of the projects.

No finders fees or commissions were paid by Aurelio in conjunction with this transaction.

Project Summaries

Safford Canyon Project

The Safford Canyon project consists of 44 unpatented mining claims situated on the north end of the Cortez Mountains in Eureka County, Nevada. The property is located adjacent to the Barth iron mine on the north and the Crescent Valley North (CVN) property to the south.

The northern portion of the Safford Canyon property is a low-sulfide, vein and stockwork system with high silver and abundant barite mineralization cutting Jurassic andesite and dacite. In the south, gold occurs in quartz-specularite veins and stockwork system with low silver values; geochemical surveys have delineated several drill targets in this area.

Crescent Valley North (CVN)

The CVN property consists of 172 unpatented mining claims on the west side of the northern Cortez Range, in Eureka County, Nevada. CVN is contiguous with the Safford Canyon property. Most of the property is underlain by a Jurassic volcanic complex that is cut by abundant banded chalcedony veins, which are controlled by range-front faults. The zone covers a strike length of more than two miles.

Surface geochemistry suggests a high-level epithermal system with weak precious metal anomalies, extensive pathfinder element anomalies, and abundant structure.

Drilling by Bullion River Gold in 2004 intercepted multiple veins and breccias, most of which are under alluvial cover. The combined structural widths, as measured in the five RVC holes drilled by Bullion River, reportedly exceeded 500 feet.

Indian Creek / Robinson Creek

The Indian Creek (88 claims) and Robinson Creek (91 claims) projects are located in the southern projection of the Carlin trend, south of the Rain and Emigrant gold projects.

The exploration targets on both projects are Carlin-type mineralization (Rain model) at the contact between the Webb and Devils Gate formations.

On behalf of the Board of Directors,

Stephen B. Doppler

President and CEO

303-795-3030

800-803-1371

About the Company

Aurelio Resource Corporation recently acquired a portfolio exploration and development-stage gold projects in Nevada, most of which are located on or in-between the Carlin and Battle Mountain-Eureka Trends; several of the projects are situated along the Cortez-Carlin Trend, which conceptually links the Carlin and Battle Mtn - Eureka Trends in a similar fashion as does the Getchell Trend to the northwest. The Company also holds a 3% NSR interest in the Hill (Arizona) Copper-Zinc Project, which contains an estimated resource of 167.9 million tons grading 0.52% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold deposit in Durango, Mexico.

For additional information, please visit our website www.AurelioResource.com

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents required parties; misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K and Form 10-Q Reports filed with the Securities and Exchange Commission.